Exhibit 99.3

TRUE NATURE HOLDING INC. STRENGTHENS BOARD OF ADVISORS WITH APPOINTMENT OF MICHAEL J. LOIACONO

PUBLIC COMPANY FINANCE AND ACCOUNTING EXPERT

ATLANTA, GEORGIA October 22, 2018 -- True Nature Holding, Inc. (OTCQB:TNTY) (the "Company" or "True Nature") announces the appointment of Mr. Michael J. Loiacono to its Advisory Board. Mr. Loiacono contributes nearly 25 years of public company accounting and finance expertise including merger and acquisition experience in both the healthcare and technology markets.

“Our business strategy embraces rapid growth and acquisitions to take advantage of the many new opportunities as a result of the digital transformation in healthcare. Our success in executing our plans requires contributions from key professionals in finance, accounting and SEC reporting. Mr. Loiacono’s expertise enhances TNTY’s business planning capabilities and will help guide operations as we rapidly grow the organization.” added Mr. DeLuca.

Mr. Loiacono, age 52, has more than 30 years of financial management experience, and is currently Chief Financial Officer at Marker Therapeutics, Inc.  Marker Therapeutics, Inc. is a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications. Mr. Loiacono also served as Chief Financial Officer at Marker’s predecessor, TapImmune Inc., an immuno-oncology company advancing a number of innovative peptide- and gene-based immuno-therapeutics for the treatment of breast and ovarian cancers. Mr. Loiacono helped lead the company through its merger and an associated $70 million private placement.

At his previous company, FCTI, Inc., Michael was responsible for the company’s strategic development to include new products and services, new market penetration and maximizing gross and net revenues. In 2013, FCTI, Inc. acquired Global Axcess Corp, a publicly-traded company, where Michael served as CFO since 2006.

At Global Axcess, Michael oversaw the overall financial strategy of the company, including capital raises, mergers & acquisitions, corporate finance, treasury, financial planning and analysis, accounting, investor relations, external auditing and was responsible for Global Axcess’ corporate strategy function. Mr. Loiacono served as Vice President of Finance for InfiniRoute Networks Inc., which was acquired by TNS, Inc. At InfiniRoute, Mr. Loiacono managed their financial strategies to support the company's growth, and oversaw the day-to-day financial operations, including budget planning, accounting, billing, and financial reporting. Before his role at InfiniRoute, Mr. Loiacono served roles as VP of Finance at Reach Services, USA. and Controller and Director of Finance for ITXC Corp, which was acquired by Teleglobe, Inc. Earlier in his career, Mr. Loiacono also held various other financial management positions at two other publicly traded companies. In 2009, Michael was named a Jacksonville, Florida Ultimate CFO of the year.

Mr. Loiacono will serve as an advisor in the financial and strategic operations of the Company and its subsidiaries.

The Company's Advisory Board consists of experts in certain areas relevant to the Company’s operations. The members of the Advisory Board have no control or decision-making capabilities over the Company’s operations and do not fall into the categories of people subject to Section 16 of the Securities Exchange Act of 1934, as amended.

The Mission of True Nature Holding, Inc.

To leverage new technologies and services to improve healthcare and outcome for individuals, their families, and their pets. We believe we can reduce the cost of healthcare, while improving the quality of life using Telehealth and Telemedicine Solutions.

We are building healthcare applications that focus on: patient engagement, care coordination, remote monitoring, data analytics, and may include Blockchain RX(TM) to provide applications for market participants in healthcare through the encryption of sensitive data.

Our approach is to develop these business opportunities as individual "threads" in response to client needs, ultimately creating and end-to-end set of solutions from the end user up to the healthcare provider, or veterinary professional. Further we expect to assist suppliers to the healthcare industry by allowing them to access unique technologies that bind them with their clients in a "top-down" distribution model.

We recognize it will take the investment of major market participants like Apple, Amazon, IBM, hospitals, healthcare networks, pharmacy and other providers for us to achieve critical mass. In consideration of this reality, we expect to work with these market makers in collaboration, and in support of the ultimate user, the individual, and their pets. The day of "direct-to-consumer" healthcare, including "the humanization of our pets" is upon us, and we hope to be key parties to their evolution, and success.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Investor Contact:

contact@truenaturepharma.com
844-383-TNTY (8689)

True Nature Holding, Inc.